EXHIBIT 15.1



                                    AGREEMENT



   March 2, 1996




   The Hennessy Management Co., L.P.
   The Courtyard Square
   750 Grant Avenue
   Suite 100
   Novato, CA  94945

   Gentlemen:

             This is to confirm that in consideration of the agreements hereinafter contained, the undersigned, The Hennessy Funds, Inc., a Maryland corporation (the "Fund"), has agreed that you shall be, for the period of this Agreement, a recipient of payments under the Fund's Service and Distribution Plan (the "Plan") under Rule 12b-1 under the Investment Company Act of 1940. This Agreement is subject to the terms and conditions of the Plan, which is incorporated herein by reference.

   1.   Services to the Fund

             1.1 You are hereby authorized to retain one or more distributors (the "Distributors") for the shares of common stock of the Fund (the "Shares") in accordance with the instructions of the Fund's Board of Directors and the Fund's registration statement and then current prospectus and statement of additional information under the Securities Act of 1933, as amended. You shall monitor the activities of the Distributors and report quarterly to the Board of Directors as to the performance of the Distributors. Additionally you shall provide the reports required by Paragraph 5 of the Plan.

             1.1(a)    You, at your own expense, shall finance appropriate
   activities which you deem reasonable which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of the Distributors, the printing and mailing of prospectuses to other than current shareholders and the printing and mailing of sales literature.

             1.1(b)    All Shares offered for sale by the Distributors shall
   be offered for sale to the public at a price per Share equal to their net asset value (determined in the manner set forth in the Fund's Registration Statement and then current prospectus and statement of additional information).

             1.1(c)    You are authorized to pay Edward J. Hennessy,
   Incorporated ("Hennessy") a fee equal to 1% of the net asset value of all Shares sold other than Shares sold pursuant to the reinvestment of dividends. The obligation to pay Hennessy shall be your obligation and not an obligation of the Fund. Your agreement with Hennessy shall provide that if any Shares are redeemed within one month after the date of original purchase, Hennessy shall repay to you the fee earned with respect to the original sale of such Shares; provided, however, that such fees shall not be required to be repaid in the event of death or disability of the shareholder. Your agreement with Hennessy shall provide that in determining whether Hennessy is required to repay fees with respect to a redemption of less than all of a shareholder's Shares, Shares which have been held for one month will be considered to have been redeemed first and then other Shares in the order purchased. You are also authorized to pay other Distributors such fees that you negotiate with them in accordance with paragraph 1.1(a), all of such payments to be your obligations and not the obligation of the Fund.

             1.1(d)    In exchange for such services, the Fund agrees to pay
   you quarterly fees in an amount equal to the amount of fees paid to the Distributors pursuant to Section 1.1(c) less any amount repaid by Hennessy; provided, however, that the fees paid hereunder in any fiscal year of the Fund shall not exceed 0.75% of the average daily net assets of the Fund.

             1.2 Your agreement with Distributors shall provide that it shall act as distributor of the Shares in compliance with all state and federal laws, rules and regulations and the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

             1.3 Whenever in their judgment such action is warranted by market, economic or political conditions, or by circumstances of any kind, the Fund's officers may decline to accept any orders for, or make any sales of, any Shares until such time as they deem it advisable to accept such orders and to make such sales and the Fund shall advise you promptly of such determination.

             1.4 The Fund agrees to pay all costs and expenses in connection with the registration of the Shares under the Securities Act of 1933, as amended, and to be responsible for all expenses in connection with maintaining facilities for the issue and transfer of Shares and for supplying information, prices and other data to be furnished by the Fund hereunder.

             1.5 The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions which may be reasonably necessary in the discretion of the Fund's officers in connection with the qualification of Shares for sale in such states as you may designate to the Fund and the Fund may approve, and the Fund agrees to pay all expenses which may be incurred in connection with such qualification.

             1.6 The Fund shall furnish you from time to time for use in connection with the sale of Shares, such information with respect to the Fund and the Shares as you may reasonably request. The Fund also shall furnish you upon request with: (a) annual audited reports of the Fund's books and accounts made by independent public accountants regularly retained by the Fund, (b) semi-annual reports with respect to the Fund prepared by the Fund, and (c) from time to time such additional information regarding the Fund's financial condition as you may reasonably request. The Fund authorizes you to use any prospectus, in the form furnished to you by the Fund from time to time, in connection with the sale of Shares.

             1.7 No Shares shall be offered and no orders for the purchase or sale of Shares shall be accepted by the Fund if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act of 1933, as amended, or if and so long as current prospectuses as required by Section 10 of said Act, as amended, are not on file with the Securities and Exchange Commission; provided, however, that nothing contained in this paragraph 1.7 shall in any way restrict or have an application to or bearing upon the Fund's obligation to redeem Shares from any shareholder in accordance with the provisions of the Fund's prospectus or Articles of Incorporation.

   2.   Term

             2. This Agreement shall become effective as of the date hereof and, unless sooner terminated, shall continue until March 2, 1997, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by
   (i) the Fund's Board of Directors or (ii) the vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding Shares, provided that in either event its continuance also is approved by a majority of the Fund's directors who are not "interested persons" (as defined in said Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on not less than 60 days' notice, by the Fund's Board of Directors, by vote of the holders of a majority (as defined in said Act) of the Fund's outstanding Shares, or by you. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

                                      Very truly yours,

                                      THE HENNESSY FUNDS, INC.

                                      By:  _________________________
                                           President

   Accepted:

   THE HENNESSY MANAGEMENT CO., L.P.

   By:  Edward J. Hennessy, Incorporated,
        General Partner

   By:  ____________________________
        President